Exhibit 10.1

AMENDMENT TO SEVERANCE AGREEMENT

THIS AMENDMENT TO SEVERANCE AGREEMENT (“Amendment”) is made as of the 20th day of June, 2013, by and between I.D. Systems, Inc., a Delaware corporation (the “Company”), and Kenneth Ehrman (“Executive”).

WHEREAS, the Company and Executive have heretofore entered into that certain Severance Agreement, dated September 22, 2009 (the “Severance Agreement”); and

WHEREAS, the Company and Executive desire to amend the Severance Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and Executive hereby agree that the Severance Agreement shall be amended as hereafter provided, effective as of the date first set forth above:

1. Amendment. Section 2(a) of the Severance Agreement is hereby amended and restated in its entirety to read as follows:

“(a) cash payments (collectively the “Severance Payment”) at the rate of Executive’s annual base salary as in effect immediately prior to the Trigger Event for a period of fifteen (15) months (the “Severance Period”), payable as set forth below. The Severance Payment shall be made as a series of separate payments in accordance with the Company’s standard payroll practices (and subject to all applicable tax withholdings and deductions), commencing with the first regular payroll date on or immediately following the 60th day after the date of the Trigger Event.”

2. Effect of Amendment. As amended hereby, the Severance Agreement shall continue in full force and effect in accordance with its terms.

3. Miscellaneous.

(a) Headings. Headings used in this Amendment are for convenience of reference only and do not affect the meaning of any provision.

(b) Counterparts. This Amendment may be executed as of the same effective date in one or more counterparts, each of which shall be deemed an original.

(c) Binding Agreement; Assignment. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(d) Governing Law; Jurisdiction. This Amendment and any and all matters arising directly or indirectly herefrom shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof. Any legal action, suit or other proceeding arising out of or in any way connected with this Amendment shall be brought in the courts of the State of New Jersey, or in the United States courts for the District of New Jersey. With respect to any such proceeding in any such court: (i) each party generally and unconditionally submits itself and its property to the exclusive jurisdiction of such court (and corresponding appellate courts therefrom), and (ii) each party waives, to the fullest extent permitted by law, any objection it has or hereafter may have the venue of such proceeding as well as any claim that it has or may have that such proceeding is in an inconvenient forum.

(e) This Amendment may only be amended or otherwise modified, and the provisions hereof may only be waived, by a writing executed by the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

I.D. SYSTEMS, INC.

By:	/s/ Ned Mavrommatis
Name: Ned Mavrommatis Title: CFO Date: August 6, 2013

WITNESS:	EXECUTIVE:

/s/ Jeff Jagid	/s/ Kenneth Ehrman
Name: Jeff Jagid	Name: Kenneth Ehrman
Date: August 6, 2013	Date: August 6, 2013